Exhibit 99.1

Texas Roadhouse, Inc. Announces First Quarter 2018 Results

LOUISVILLE, KY. (April 30, 2018) — Texas Roadhouse, Inc. (NasdaqGS: TXRH), today announced financial results for the 13 week period ended March 27, 2018.

	First Quarter
($000’s)	2018	2017	% Change

Total revenue	$627,705	$567,686	10.6%
Income from operations	64,871	49,022	32.3%
Net income	54,541	34,313	59.0%
Diluted EPS	$0.76	$0.48	57.9%

Results for the first quarter included the following highlights:

•                  Comparable restaurant sales increased 4.9% at company restaurants and 3.9% at domestic franchise restaurants;

•                  Diluted earnings per share increased 57.9% to $0.76 from $0.48 in the prior year primarily due to lower general and administrative expenses and the benefit of a lower income tax rate.  General and administrative expenses included a pre-tax charge recorded in the prior year period of $14.9 million ($9.2 million after-tax), or $0.13 per diluted share, related to the settlement of a legal matter;

•                  Restaurant margin dollars increased 6.3% to $119.4 million from $112.3 million in the prior year and restaurant margin, as a percentage of restaurant and other sales, decreased 75 basis points to 19.2%;

•                  Our income tax rate decreased to 13.0% from 26.5% in the prior year period primarily due to the impact of new tax legislation; and

•                  Seven company restaurants, including one Bubba’s 33 restaurant, and two international franchise restaurants were opened.

Kent Taylor, Chief Executive Officer of Texas Roadhouse, Inc., commented, “We are pleased to report another solid quarter highlighted by double-digit revenue growth and comparable restaurant sales growth of 4.9%.  This sales growth was largely driven by traffic gains which have continued into the second quarter.  While restaurant margins remain challenged by ongoing labor inflation, our operators have remained focused on providing our guests with a legendary experience.  On the development front, our new restaurant pipeline is in good shape with 11 company restaurants and two international franchise restaurants, including our first in Mexico, open so far this year.”

2018 Outlook

Comparable restaurant sales at company restaurants for the first four weeks of our second quarter of fiscal 2018 increased approximately 8.5% compared to the prior year period.

Management updated the following expectation for 2018:

•                  Commodity cost inflation of approximately 1.0% compared to previous guidance of relatively flat food costs.

Management reiterated the following expectations for 2018:

•                  Positive comparable restaurant sales growth;

•                  Approximately 30 company restaurant openings, including up to seven Bubba’s 33 restaurants;

•                  Mid-single digit growth in labor dollars per store week, excluding the impact of higher guest counts;

•                  An income tax rate of 15.0% to 16.0%; and

•                  Total capital expenditures of approximately $165.0 million to $175.0 million.

Non-GAAP Measures

We prepare our consolidated financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”).  Within our press release, we make reference to restaurant margin (in dollars and as a percentage of sales).  Restaurant margin represents restaurant and other sales less restaurant-level operating costs, including cost of sales, labor, rent and other operating costs.  Restaurant margin should not be considered in isolation, or as an alternative, to income from operations.  This non-GAAP measure is not indicative of overall company performance and profitability in that this measure does not accrue directly to the benefit of shareholders due to the nature of the costs excluded.  Restaurant margin is widely regarded as a useful metric by which to evaluate restaurant-level operating efficiency and performance.  In calculating restaurant margin, we exclude certain non-restaurant-level costs that support operations, including pre-opening and general and administrative expenses, but do not have a direct impact on restaurant-level operational efficiency and performance.  We also exclude depreciation and amortization expense, substantially all of which relates to restaurant-level assets, as it represents a non-cash charge for the investment in our restaurants.  We also exclude impairment and closure expense as we believe this provides a clearer perspective of ongoing operating performance and a more useful comparison to prior period results.  Restaurant margin as presented may not be comparable to other similarly titled measures of other companies in our industry.  A reconciliation of income from operations to restaurant margin is included in the accompanying financial tables.

Conference Call

Texas Roadhouse is hosting a conference call today, April 30, 2018 at 5:00 p.m. Eastern Time to discuss these results.  The dial-in number is (800) 281-7973 or (323) 794-2093 for international calls.  A replay of the call will be available for one week following the conference call.  To access the replay, please dial (844) 512-2921 or (412) 317-6671 for international calls, and use 4129643 as the pass code.  There will be a simultaneous Web cast conducted at www.texasroadhouse.com.

About the Company

Texas Roadhouse is a casual dining concept that first opened in 1993 and today has grown to over 560 restaurants system-wide in 49 states and eight foreign countries.  For more information, please visit the Company’s Web site at www.texasroadhouse.com.

Forward-looking Statements

Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance, are forward-looking statements that involve risks and uncertainties.  Such statements are based upon the current beliefs and expectations of the management of Texas Roadhouse.  Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of restaurants opening; the sales at these and our other company and franchise restaurants; changes in restaurant development or operating costs, such as food and labor; our ability to acquire franchise restaurants; our ability to integrate the franchise restaurants we acquire or other concepts we develop; our ability to continue to generate the necessary cash flows to fund our new restaurant growth, continue our share repurchase program and pay a quarterly cash dividend; strength of consumer spending; pending or future legal claims; breaches of security; conditions beyond our control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting our customers or food supplies; food safety and food-borne illness concerns; acts of war or terrorism and other factors disclosed from time to time in our filings with the U.S. Securities and Exchange Commission.  Investors should take such risks into account when making investment decisions.  Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  We undertake no obligation to update any forward-looking statements.

# # #

Contacts:

Investor Relations

Tonya Robinson

(502) 515-7269

Media

Travis Doster

(502) 638-5457

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(in thousands, except per share data)

(unaudited)

	13 Weeks Ended
	March 27, 2018	March 28, 2017

Revenue:
Restaurant and other sales	$622,402	$563,320
Franchise royalties and fees	5,303	4,366

Total revenue	627,705	567,686

Costs and expenses:
Restaurant operating costs (excluding depreciation and amortization shown separately below):

Cost of sales	202,786	184,193
Labor	196,030	170,347
Rent	11,851	10,869
Other operating	92,378	85,660
Pre-opening	5,044	4,740
Depreciation and amortization	24,484	22,596
Impairment and closure	86	11
General and administrative	30,175	40,248

Total costs and expenses	562,834	518,664

Income from operations	64,871	49,022

Interest expense, net	359	332
Equity income from investments in unconsolidated affiliates	(324)	(320)

Income before taxes	64,836	49,010
Provision for income taxes	8,457	12,987

Net income including noncontrolling interests	56,379	36,023
Less: Net income attributable to noncontrolling interests	1,838	1,710
Net income attributable to Texas Roadhouse, Inc. and subsidiaries	$54,541	$34,313

Net income per common share attributable to Texas Roadhouse, Inc. and subsidiaries:
Basic	$0.76	$0.48
Diluted	$0.76	$0.48

Weighted average shares outstanding:
Basic	71,333	70,779
Diluted	71,805	71,334

Cash dividends declared per share	$0.25	$0.21

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 27, 2018	December 26, 2017

Cash and cash equivalents	$197,829	$150,918
Other current assets, net	58,139	106,163
Property and equipment, net	922,891	912,147
Goodwill	121,040	121,040
Intangible assets, net	2,514	2,700
Other assets	40,729	37,655

Total assets	$1,343,142	$1,330,623

Current maturities of long-term debt and obligation under capital lease	9	9
Other current liabilities	299,917	329,989
Long-term debt and obligation under capital lease, excluding current maturities	51,979	51,981
Other liabilities, net	104,372	97,253
Texas Roadhouse, Inc. and subsidiaries stockholders’ equity	874,222	839,079
Noncontrolling interests	12,643	12,312

Total liabilities and equity	$1,343,142	$1,330,623

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	13 Weeks Ended
	March 27, 2018	March 28, 2017

Cash flows from operating activities:
Net income including noncontrolling interests	$56,379	$36,023
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	24,484	22,596
Share-based compensation expense	7,475	6,218
Other noncash adjustments, net	4,661	(3,973)
Change in working capital	13,808	33,473
Net cash provided by operating activities	106,807	94,337

Cash flows from investing activities:
Capital expenditures - property and equipment	(35,307)	(36,063)
Acquisition of franchise restaurants, net of cash acquired	—	(16,528)
Net cash used in investing activities	(35,307)	(52,591)

Cash flows from financing activities:
Dividends paid	(14,945)	(13,418)
Other financing activities, net	(9,644)	(3,760)
Net cash used in financing activities	(24,589)	(17,178)

Net increase in cash and cash equivalents	46,911	24,568
Cash and cash equivalents - beginning of period	150,918	112,944
Cash and cash equivalents - end of period	$197,829	$137,512

Texas Roadhouse, Inc. and Subsidiaries

Reconciliation of Income from Operations to Restaurant Margin

(in thousands)

(unaudited)

	13 Weeks Ended
	March 27, 2018	March 28, 2017

Income from operations	$64,871	$49,022

Less:
Franchise royalties and fees	5,303	4,366

Add:
Pre-opening	5,044	4,740
Depreciation and amortization	24,484	22,596
Impairment and closure	86	11
General and administrative	30,175	40,248

Restaurant margin	$119,357	$112,251

Restaurant margin (as a percentage of restaurant and other sales)	19.2%	19.9%

Texas Roadhouse, Inc. and Subsidiaries

Supplemental Financial and Operating Information

($ amounts in thousands, except weekly sales by group)

(unaudited)

	First Quarter		Change
	2018	2017	vs LY

Restaurant openings
Company - Texas Roadhouse	6	6	0
Company - Bubba’s 33	1	0	1
Company - Other	0	0	0
Franchise - Texas Roadhouse - U.S.	0	1	(1)
Franchise - Texas Roadhouse - International	2	1	1
Total	9	8	1

Restaurant acquisitions/dispositions
Company - Texas Roadhouse	0	4	(4)
Franchise - Texas Roadhouse	0	(4)	4
Total	0	0	0

Restaurants open at the end of the quarter
Company - Texas Roadhouse	446	423	23
Company - Bubba’s 33	21	16	5
Company - Other	2	2	0
Franchise - Texas Roadhouse - U.S.	70	70	0
Franchise - Texas Roadhouse - International	19	14	5
Total	558	525	33

Company restaurants
Restaurant and other sales	$622,402	$563,320	10.5%
Store weeks	6,048	5,681	6.5%
Comparable restaurant sales growth (1)	4.9%	3.1%
Texas Roadhouse restaurants only:
Comparable restaurant sales growth (1)	4.9%	3.2%
Average unit volume (2)	$1,356	$1,299	4.4%
Weekly sales by group:
Comparable restaurants (407 units)	$104,849
Average unit volume restaurants (21 units) (3)	$93,684
Restaurants less than 6 months old (18 units)	$106,627

Restaurant operating costs (as a % of restaurant and other sales)
Cost of sales	32.6%	32.7%	(12	)bps
Labor	31.5%	30.2%	126	bps
Rent	1.9%	1.9%	(3	)bps
Other operating	14.8%	15.2%	(36	)bps
Total	80.8%	80.1%	75	bps

Restaurant margin	19.2%	19.9%	(75	)bps
Restaurant margin ($ in thousands)	$119,357	$112,251	6.3%
Restaurant margin $/Store week	$19,735	$19,760	(0.1)%

Franchise restaurants
Franchise royalties and fees	$5,303	$4,366	21.5%
Store weeks	1,139	1,080	5.5%
Comparable restaurant sales growth (1)	1.8%	3.0%
U.S. franchise restaurants only:
Comparable restaurant sales growth (1)	3.9%	3.8%
Average unit volume (2)	$1,398	$1,333	4.9%

Pre-opening expense	$5,044	$4,740	6.4%

Depreciation and amortization	$24,484	$22,596	8.4%
As a % of revenue	3.9%	4.0%	(7	)bps

General and administrative expenses	$30,175	$40,248	(25.0)%
As a % of revenue	4.8%	7.1%	(227	)bps

(1)  Comparable restaurant sales growth reflects the change in year-over-year sales for restaurants open a full 18 months before the beginning of the period measured, excluding sales from restaurants closed during the period.

(2)  Average unit volume includes sales from Texas Roadhouse restaurants open for a full six months before the beginning of the period measured, excluding any sales at restaurants closed during the period.

(3)  Average unit volume restaurants include restaurants open a full six and up to 18 months before the beginning of the period measured.

Amounts may not foot due to rounding.